Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

LARRY L. PRINCE ELECTED TO THE ROLLINS, INC. BOARD OF DIRECTORS

Atlanta, GA, April 28, 2009 – R. Randall Rollins, Chairman of the Board of Directors of Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced the expansion of the Board to 9 members and the election of Larry L. Prince, as a new Director of the Company.

Larry L. Prince serves as the Chairman of the Executive Committee of the Board of Directors of Genuine Parts Company (automotive parts distributor); Chairman of the Board from 1990 through February 2005 and Chief Executive Officer from 1989 through August 2004 of the Genuine Parts Company; and a director of Crawford & Company (insurance holding company), and SunTrust Banks, Inc. (bank holding company).

Mr. Rollins stated, “Larry Prince is a highly experienced and very successful business leader.  He has guided Genuine Parts Company very successfully and has been beneficial to the boards where he has served.  We look forward to his contributions to our board in the years ahead.”

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.